Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125638

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated June 20, 2005)

316,250 Shares of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock

and

5,269,579 Shares of Common Stock Issuable Upon Conversion of the Series F Preferred Stock

This prospectus supplement amends and supplements our prospectus dated June 20, 2005. The prospectus relates to the offering for resale from time to time of up to 316,250 shares of 6.75% Series F Convertible Cumulative Redeemable Preferred Stock (the “Series F preferred stock”) of The Mills Corporation and the shares of our common stock, par value $.01 per share, issuable upon conversion of the Series F preferred stock by any of the selling stockholders identified in this prospectus supplement and any additional selling stockholders that may be identified in any additional prospectus supplements or an amendment to the registration statement of which this prospectus supplement and accompanying prospectus form a part.

Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this prospectus supplement.

This prospectus supplement should be read together with, and may not be delivered or utilized without, the accompanying prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 9 of the accompanying prospectus and in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 12, 2005.

Prospectus Supplement

Changes to Selling Stockholders Table	S-1

Prospectus
About this Prospectus	1
Special Note Regarding Forward-Looking Statements	2
Summary	4
Risk Factors	9
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	12
The Company	13
Use of Proceeds	14
Selling Stockholders	15
Plan of Distribution	19
Description of Series F Preferred Stock	21
Description of Common Stock	39
Material Federal Income Tax Considerations	41
Transfer and Ownership Restrictions	63
Where You Can Find More Information	66
Incorporation by Reference	66
Experts	68
Legal Matters	69

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement or the accompanying prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the securities described in this prospectus supplement and the accompanying prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, respectively. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

i

CHANGES TO SELLING STOCKHOLDERS TABLE

The selling stockholders table, appearing under the heading “Selling Stockholders” in the accompanying prospectus, is amended and supplemented by replacing that table and the accompanying footnotes with the following:

Name of Selling Stockholder(1)(2)	Number of Shares Of Series F Preferred Stock That May Be Offered Hereby (3)	Number of Shares Of Common Stock That May Be Offered Hereby (3)(4)
Waterstone Market Neutral Master Fund, Ltd.	42,199	703,149
Citigroup Global Markets Ltd	29,000	483,218
CQS Convertible and Quantitative Strategies Master Fund Limited	29,000	483,218
Clinton Multistrategy Master Fund, Ltd.	18,775	312,842
Akanthos Arbitrage Master Fund, LP	17,500	291,597
BMO Nesbitt Burns Inc.	15,000	249,940
Royal Bank of Canada (5)	15,000	249,940
SAM Investments LDC	15,000	249,940
Akela Capital Master Fund, Ltd.	10,000	166,627
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio	9,275	154,546
Silvercreek Limited Partnership	8,781	146,315
Silvercreek II Limited	8,139	135,617
Sunrise Partners Limited Partnership	5,400	89,978
Waterstone Market Neutral MAC 51, Ltd.	4,301	71,666
KBC Multi Strategy Arbitrage Fund	4,100	68,317
JP Morgan Securities Inc. (6)	4,000	66,650
KBC Financial Products USA Inc.	4,000	66,650
Context Convertible Arbitrage Offshore, LTD	3,750	62,485
Clinton Riverside Convertible Portfolio Limited	3,700	61,651
KBC Convertible Opportunities Fund	3,600	59,985
Acuity Master Fund, Ltd.	2,880	47,988
Newport Alternative Income Fund	2,580	42,989
Polaris Vega Fund L.P.	2,600	43,323
Lyxor/Gaia II Fund Ltd.	2,250	37,491
BNP Paribas Equity Strategies, SNC	1,822	30,359
KBC Convertible Arbitrage Fund	1,800	29,992
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,512	25,194
Pebble Limited Partnership	1,290	21,494
Context Convertible Arbitrage Fund, LP	1,100	18,328
Sage Capital Management, LLC	1,000	16,662
Trinity Fund, Ltd.	1,000	16,662
Diaco Investments LP	720	11,997
Mohican VCA Master Fund, Ltd.	600	9,997
Singlehedge US Convertible Arbitrage Fund	490	8,164
Ritchie Convertible Arbitrage Trading	400	6,665
Sturgeon Limited	374	6,231
Lyxor/Convertible Arbitrage Fund Limited	302	5,032
National Bank of Canada	300	4,998
KBC Convertible Mac28 Fund	300	4,998
Anthony Munk	210	3,499
Melody IAM Ltd.	200	3,332
Any other holders of notes or any future transferees, pledges, donees or successors of or from any unnamed holders (7)	42,000	699,833

Total	316,250	5,269,579

S-1

(1)	The selling stockholder is also the beneficial owner.
(2)	Information about other selling stockholders may be provided in prospectus supplements or in an amendment to the registration statement of which this prospectus supplement forms a part.
(3)	Unless otherwise indicated, each selling stockholder may offer any or all of the Series F preferred stock it beneficially owns and any or all of the common stock issuable upon conversion of the Series F preferred stock. Because the selling stockholders are not obligated to sell the shares of Series F preferred stock or common stock, we cannot estimate the number of shares of Series F preferred stock or common stock that the selling stockholders will hold upon consummation of any sales. Unless specifically indicated otherwise, each of the selling stockholders has informed us that it does not own any of our securities other than the Series F preferred stock and common stock issuable upon conversion of the Series F preferred stock prior to the offering.
(4)	Assumes conversion of all of the selling stockholders’ shares of Series F preferred stock at the conversion rate of 16.6627 shares of common stock per share of Series F preferred stock. This conversion rate is subject to certain adjustments as specified in the Series F preferred stock certificate of designations. Accordingly, the number of shares of common stock that may be issued upon conversion of the Series F preferred stock may be adjusted from time to time. Fractional shares will not be issued upon conversion of the Series F preferred stock. Cash will be paid instead of fractional shares, if any.
(5)	The selling stockholder is a participating lender in one of our loan agreements.
(6)	The selling stockholder owns an additional 2,338 shares of our common stock, which are not covered by this prospectus.
(7)	Assumes that the unnamed selling stockholders, or any future transferees, pledges, donees or successor of or from any selling stockholder do not beneficially own any of our securities other than the Series F preferred stock and common stock issuable upon conversion of the Series F preferred stock prior to the offering.

S-2